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                                                                    Exhibit 99.1


Contacts:      Peter Q. Repetti
               Chief Financial Officer
               301-984-5409

               Nathaniel Wallace
               Manager, Investor Relations
               301-984-5059

FOR IMMEDIATE RELEASE

                        MANUGISTICS COMMENTS ON ANALYSTS'
                             FIRST QUARTER ESTIMATES

        Rockville, Md., May 21, 1998 - Manugistics, Inc. (Nasdaq: MANU), today announced that although revenues for the first quarter ended May 31, 1998, are anticipated to be substantially higher than the revenues for the same period of the prior year, Manugistics' management believes revenues and earnings for the first quarter will not meet security analysts' expectations, and will result in an operating loss for the first quarter. Management indicates that it is still too early to accurately estimate final results for the first quarter.

Forward Looking Statements
        This press release contains forward looking statements that are subject to risks and uncertainties. There are several important factors that could affect the Company's performance. Demand for the Company's supply chain management software products and the Company's quarterly operating results could be affected by business conditions or the general economy in domestic and international markets, the timely availability and acceptance of the Company's products, technological change, the response of prospective customers to announced or commercially available products or pricing or competitors' acquisitions or marketing relationships, or the Company's ability to integrate acquired operations and technologies rapidly and effectively. The Company's expense levels are based largely on its expectations of further revenues, and if revenues were to be below expectations, the Company's operating results could be affected. For further information, please refer to the Company's S-3 Registration Statements or other reports filed with the Securities and Exchange Commission which are publicly available, copies of which may also be obtained by contacting the Company's Investor Relations department at 301-984-5409. The company assumes no obligation to update the information contained in this press release.

                                      # # #

Manugistics, the Manugistics logo, and working as one are registered trademarks and synchronized supply chain management is a trademark of Manugistics, Inc. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.